                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(A) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              EASTERN ENTERPRISES
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                          March 18, 1999

Dear Shareholder:

   The Board of Trustees joins me in inviting you to attend Eastern's Annual Meeting at 10:00 a.m. on Wednesday, April 28, 1999 in the Auditorium of BankBoston, 100 Federal Street, Boston, Massachusetts.

   The accompanying Annual Report to Shareholders reports on the Company's operations and outlook. The Notice of Annual Meeting and Proxy Statement contain a description of the formal business to be acted upon by the shareholders. At the meeting, we intend to continue our practice of discussing Eastern's operating businesses and their prospects. Trustees, officers and other executives, as well as representatives of Eastern's independent accountants, will be available to answer any questions you may have.

   A proxy card and a postage-paid envelope are enclosed. Your vote, regardless of the number of shares you own, is important. Whether or not you plan to attend the meeting, I urge you to register your vote now by signing, dating and returning the enclosed proxy card as soon as possible in the envelope provided.

   I look forward to greeting personally as many shareholders as possible at the meeting.

                                          Sincerely,

                                          /s/ J. Atwood Ives

                                          J. Atwood Ives
                                          Chairman and
                                          Chief Executive Officer

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                          April 28, 1999

To the Holders of Common Stock of
Eastern Enterprises:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Eastern Enterprises (the "Association") will be held in the Auditorium of BankBoston, 100 Federal Street, Boston, Massachusetts, at 10 o'clock in the morning on Wednesday, April 28, 1999 for the following purposes:

    (1) To elect three Trustees to serve until the 2002 Annual Meeting of Shareholders and until their successors are elected and qualified; and

    (2) To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

   Shareholders of record at the close of business on March 8, 1999 are the shareholders entitled to receive notice of and to vote at such meeting.

   Shareholders who wish their stock to be voted by proxy are requested to date and sign the enclosed form of proxy and to return it in the enclosed envelope. A resolution adopted by the Board of Trustees of the Association provides that shares voted by proxy shall be counted only if the proxy form has been presented for validation to the Secretary prior to the meeting or, if the meeting is adjourned to another day, prior to such adjourned session.

                                          By order of the Board of Trustees

                                          /s/ L. William Law, Jr.

                                          L. William Law, Jr.
                                          Secretary

March 18, 1999

                                PROXY STATEMENT

   The enclosed form of proxy has been prepared at the direction of the Board of Trustees of the Association, 9 Riverside Road, Weston, Massachusetts 02493. Such proxy is solicited on behalf of, and the proxies named therein have been designated by, the Board of Trustees. Giving the proxy will not affect your right to revoke the proxy prior to voting and vote in person should you decide to attend the meeting. Written notice of any such revocation may be addressed to the Secretary of the Association. Shares represented by the enclosed form of proxy, when properly executed and presented, will be voted as directed therein.

   This Proxy Statement, the enclosed form of proxy and the Annual Report to Shareholders, including financial statements, were mailed together to shareholders on or about March 18, 1999.

                      OUTSTANDING SHARES AND VOTING POWER

   At the close of business on March 8, 1999, the record date fixed by the Board of Trustees for determining shareholders entitled to notice of and to vote at the 1999 Annual Meeting of Shareholders, the Association had outstanding 22,603,213 shares of Common Stock. Under Article 11 of the Declaration of Trust of the Association, a quorum for the consideration of questions to be presented to the 1999 Annual Meeting of Shareholders shall consist of the holders of a majority of shares of Common Stock issued and outstanding, provided that less than a quorum may adjourn the meeting from time to time. Votes cast by proxy or in person at the 1999 Annual Meeting of Shareholders will be counted by persons appointed by the Association to act as election inspectors for the meeting.

   Article 24 of the Declaration of Trust of the Association provides that:

     "Shares of this trust which by the provisions of this Declaration are entitled to vote upon any question shall be entitled to one vote per share in person or by proxy, except that the election of Trustees by the Common Stock shall be by cumulative voting, namely, each holder of Common Stock will be entitled to as many votes as will equal the number of his shares multiplied by the number of Trustees to be elected, and he may cast all of such votes for a single candidate or distribute them among any two or more candidates as he shall elect."

   The three nominees for election as Trustees at the 1999 Annual Meeting of Shareholders who receive the greatest number of votes properly cast will be elected as Trustees. Proxies withholding authority to vote for one or more nominees will thus have no effect on the outcome of the election.

               INFORMATION WITH RESPECT TO CERTAIN SHAREHOLDERS

   The following table shows, as of December 31, 1998, any person who is known by the Association to be the beneficial owner of more than five percent of any class of voting securities of the Association. See "Stock Ownership of Trustees and Executive Officers" for information concerning the beneficial ownership of voting securities of the Association by Trustees and executive officers of the Association. For purposes of this Proxy Statement, beneficial ownership is defined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 (the "1934 Act"), and means generally the power to vote or dispose of the securities, regardless of any economic interest therein.

                                                          Amount and
                                                          Nature of
   Name and Address                                       Beneficial    Percent
   of Beneficial Owner                                   Ownership(a)   of Class
   -------------------                                   ------------   --------
   Sasco Capital, Inc...................................  1,162,306(b)    5.1%
   10 Sasco Hill Road
   Fairfield, Connecticut 06430

--------
(a) According to Schedule 13G filed with the Securities and Exchange Commission on or before February 22, 1999.

(b) Sasco Capital, Inc. has the sole power to vote 707,371 of these shares, no shared voting power with regard to any of these shares and sole dispositive power for all of these shares.

                             ELECTION OF TRUSTEES

   The Board of Trustees is divided into three classes having staggered terms of three years each. The Declaration of Trust of the Association provides that the number of Trustees shall be fixed from time to time by the Trustees but shall not be less than three or more than twenty. The total number of Trustees to serve following the 1999 Annual Meeting is currently fixed at nine. Three of the Trustees now in office have terms expiring at the 2001 Annual Meeting, three have terms expiring at the 2000 Annual Meeting and three have terms expiring at the 1999 Annual Meeting. The three Trustees now in office having terms expiring at the 1999 Annual Meeting have been nominated by the Board of Trustees for re-election at such meeting. Each Trustee elected at the 1999 Annual Meeting of Shareholders will be elected to hold office until the 2002 Annual Meeting of Shareholders, and until such Trustee's successor is elected and qualified. One additional Trustee will be elected by the Board of Trustees with a term expiring at the 2002 Annual Meeting of Shareholders pursuant to the Agreement and Plan of Reorganization, dated as of October 17, 1998, by and between the Association and Colonial Gas Company upon consummation of the acquisition of Colonial Gas Company by the Association.

                 INFORMATION WITH RESPECT TO BOARD OF TRUSTEES

   The Board of Trustees, which held ten regularly scheduled meetings and took action once by written consent in 1998, maintains a standing Audit Committee, Compensation Committee and Nominating Committee, each of which is comprised of Trustees who are not officers or employees of the Association or any of its subsidiaries. The Board of Trustees also maintains an Executive Committee which has substantially all of the powers and discretion of the full Board of Trustees and is available to act when the Board is not in session. The Executive Committee took no action in 1998. Membership on the various committees is indicated in the biographical information which follows.

   It is the Association's policy that a majority of the members of the Board of Trustees be independent, non-management Trustees.

   The Audit Committee, which met five times in 1998, is responsible for reviewing the performance and recommending the engagement of the Association's independent auditors, reviewing the scope of the audit and approving all fees paid to such auditors. The Audit Committee also reviews the adequacy of the Association's audit and accounting procedures, internal controls, financial reporting practices and annual and quarterly reports, and meets with, and reviews the audit plans of, the Association's internal audit department.

   The Compensation Committee, which met nine times and took action once by written consent in 1998, is responsible for approving officer compensation arrangements, recommending Trustee compensation arrangements, administering stock option and other compensation and benefit plans, and reviewing major personnel policies and benefit programs of the Association and its subsidiaries.

   The Nominating Committee, which met once in 1998, is responsible for nominating Trustees, members of committees of the Board of Trustees and officers of the Association, reviewing management development and succession programs, and reviewing and making recommendations concerning the Association's corporate governance policies. It will consider nominees for the Board of Trustees recommended by shareholders of the Association. Written recommendations together with supporting information should be directed to Eastern Enterprises, Attn: The Nominating Committee, 9 Riverside Road, Weston, Massachusetts 02493. Nominations for the election of Trustees at an annual meeting may be made by a shareholder only if written notice of such shareholder's intent to make such nomination has been given to the Secretary not later than forty-five days prior to the anniversary of the date of the immediately preceding annual meeting. Such notice shall set forth the information required by Article 6 of the Association's Declaration of Trust.

   During 1998, each Trustee attended at least 75% of the aggregate of meetings of the Board of Trustees and each committee on which he or she served.

               INFORMATION WITH RESPECT TO NOMINEES AND TRUSTEES

   It is the intention of the management proxies to vote for the election of the three nominees listed below. The management proxies will distribute the total number of votes to which the shareholder executing the proxy is entitled among the three nominees in such manner as such proxies in their discretion shall determine unless other instructions are given in the proxy by the shareholder executing it. If any nominee is not available as a candidate when the election occurs, discretionary authority is reserved to vote for a substitute. Management has no reason to believe that any nominee will not be available.

   The nominees for terms of office expiring at the 2002 Annual Meeting of Shareholders are as follows:

[PHOTO OF JOHN D. CURTIN, JR.]

               JOHN D. CURTIN, JR., Investor. Mr. Curtin is 66 years old and is a graduate of Yale College and Harvard Business School. From 1995 to 1998 Mr. Curtin served as Chairman and Chief Executive Officer of Aearo Corporation, a manufacturing company. From 1989 to 1995 he was Executive Vice President, from 1992 to 1995 he was a Director, and from 1989 to 1992 he was Chief Financial Officer, of Cabot Corporation, a global specialty chemicals, materials and energy company. Mr. Curtin is a Director of Aearo Corporation and Imperial Sugar Company.

                                                            Trustee since 1997;
                                      member, Audit and Compensation Committees


[PHOTO OF WENDELL J. KNOX]

               WENDELL J. KNOX, President and Chief Executive Officer of Abt Associates Inc., a global research and consulting firm. Mr. Knox is 51 years old and is a graduate of Harvard University. Mr. Knox is a Trustee of Brigham and Women's Hospital, the Greater Boston Chamber of Commerce, The Biomedical Sciences Career Project and the Corporation for Business Work and Learning. Mr. Knox also serves as Chairman of the Board of Directors of The Partnership, Inc. and as a Director of United Way of Massachusetts Bay and Eastern Bank and serves on the Advisory Board to Commonwealth Capital Ventures.


                                                            Trustee since 1997;
                                                        member, Audit Committee


[PHOTO OF RINA K. SPENCE]

               RINA K. SPENCE, President of SpenceCare International LLC, a health care consulting company, and acting Chief Executive Officer of Consensus Pharmaceuticals, Inc., a biopharmaceutical company. Ms. Spence is 50 years old and is a graduate of Boston University and Harvard University, Kennedy School of Government. Ms. Spence has served as President of SpenceCare International LLC since 1998 and acting President and Chief Executive Officer of Consensus Pharmaceuticals, Inc. since 1998. From 1994 to 1998 Ms. Spence served as President and Chief Executive Officer of RKS Health Ventures Corporation and Spence Centers for Women's Health, women's health services companies. From 1984 to 1994 Ms. Spence was President and Chief Executive Officer of Emerson Health System, Inc. and Emerson Hospital. Ms. Spence is a Trustee of the Wang Center for the Performing Arts, Boston and the Massachusetts Health and Education Facilities Authority and a Director of United Way of Massachusetts Bay. She is a Director of Berkshire Mutual Life Insurance Co. and PNC Bank, New England.

                                                            Trustee since 1989;
                                           Chairperson, Compensation Committee;
                                                   member, Nominating Committee

   The members of the Board of Trustees having terms of office expiring at the 2001 Annual Meeting of Shareholders are as follows:

[PHOTO OF JAMES R. BARKER]

              JAMES R. BARKER, Chairman and President of Interlake Steamship Company, Vice Chairman of Mormac Marine Group, Inc. and Moran Towing Company, marine transportation companies. Mr. Barker is also a principal owner and Director of Meridian Aggregates Company. Mr. Barker is 63 years old and is a graduate of Columbia University and Harvard Business School. He was formerly Chairman and Chief Executive Officer of Moore McCormack Resources, Inc. Mr. Barker co-founded Temple, Barker & Sloane, Inc., a management consulting firm. He is a Director of GTE Corporation and The Pittston Company, and President of the Committee of SKULD, a Norwegian marine insurance company; and Chairman and a member of the Board of Trustees of Stamford (Connecticut) Hospital.

                                                            Trustee since 1995;
                                                 member, Compensation Committee


[PHOTO OF SAMUEL FRANKENHEIM]

              SAMUEL FRANKENHEIM, Counsel, Ropes & Gray. Mr. Frankenheim is 66 years old and is a graduate of Cornell University and Cornell University Law School. Prior to joining Ropes & Gray in 1992, Mr. Frankenheim was Senior Vice President, General Counsel, Secretary and a member of the Office of the Chairman of General Cinema Corporation (now Harcourt General, Inc.) and of The Neiman Marcus Group, Inc. He is a Trustee of the Huntington Theatre Company, Boston; Chairman of the Board of the International Alliance of First Night Celebrations; and an Honorary Trustee of Newton-Wellesley Hospital.

                                                            Trustee since 1993;
                                                Chairman, Nominating Committee;
                                         member, Audit and Executive Committees


[PHOTO OF J. ATWOOD IVES]

              J. ATWOOD IVES, Chairman and Chief Executive Officer of the Association. Mr. Ives is 62 years old, is a graduate of Yale College and Stanford University Graduate School of Business, and is a certified public accountant. Prior to joining the Association as Chairman and Chief Executive Officer in 1991, he was Vice Chairman, Chief Financial Officer and a member of the Office of the Chairman of General Cinema Corporation (now Harcourt General, Inc.) and of The Neiman Marcus Group, Inc. He is a Director or Trustee of several mutual funds advised by Massachusetts Financial Services Company; a Trustee of the Museum of Fine Arts, Boston; a Director of United Way of Massachusetts Bay and the Massachusetts Business Roundtable; and a member of the Corporate Advisory Board of the Stanford University Graduate School of Business and the Boston College Carroll School of Management.

                                                            Trustee since 1989;
                                                  Chairman, Executive Committee

   The members of the Board of Trustees having terms of office expiring at the 2000 Annual Meeting of Shareholders are as follows:

[PHOTO OF RICHARD R. CLAYTON]

              RICHARD R. CLAYTON, former President and Chief Operating Officer of the Association. Mr. Clayton is 60 years old and is a graduate of Purdue University. Mr. Clayton served as President and Chief Operating Officer of the Association from 1991 to 1998. Prior to joining Eastern in 1987 as its Executive Vice President and Chief Administrative Officer, Mr. Clayton was Chairman and Chief Executive Officer of Vermont Castings, Inc.

                                                            Trustee since 1993;
                                                    member, Executive Committee

[PHOTO OF LEONARD R. JASKOL]

              LEONARD R. JASKOL, former Chairman and Chief Executive Officer of Lydall, Inc., a manufacturing Company. Mr. Jaskol is 62 years old and is a graduate of American University and City University of New York Graduate School of Business. Mr. Jaskol was an executive for 25 years at, and from 1988 to 1998 Mr. Jaskol served as Chairman and Chief Executive Officer of, Lydall, Inc. He is a Director of Rogers, Corp. and a Trustee of American University.

                                                            Trustee since 1994;
                                                 member, Compensation Committee

[PHOTO OF DAVID B. STONE]

              DAVID B. STONE, Chairman of North American Management Corp., an investment management firm. Mr. Stone is 71 years old and is a graduate of Harvard University and Harvard Business School. Mr. Stone serves as Chairman and Trustee of Memorial Drive Trust; a Director or Trustee of several mutual funds advised by Massachusetts Financial Services Company; a Director of Boston Municipal Research Bureau; President of Stonetex Oil Corp.; and a Trustee of the New England Aquarium and the Massachusetts Horticultural Society.

                                                            Trustee since 1995;
                                                     Chairman, Audit Committee;
                                                   member, Nominating Committee

              STOCK OWNERSHIP OF TRUSTEES AND EXECUTIVE OFFICERS

   The following information is furnished as to the Common Stock of the Association owned beneficially (as defined by Rule 13d-3 under the 1934 Act) as of February 26, 1999 by each Trustee and nominee, each executive officer named in the Summary Compensation Table on page 8, and the Trustees and executive officers of the Association as a group. The information concerning beneficial ownership has been furnished by the persons listed below.

                                             Amount and Nature        Percent
   Name                                  of Beneficial Ownership(a) of Class(a)
   ----                                  -------------------------- -----------
   J. R. Barker........................        4,750(b)(c)(d)             *
   R. R. Clayton.......................         77,282(d)(e)             .3%
   J. D. Curtin, Jr....................        3,800(b)(c)(d)             *
   W. J. Flaherty......................          52,107(f)               .2
   S. Frankenheim......................        7,072(b)(c)(d)             *
   J. A. Ives..........................        386,214(e)(f)            1.7
   L. R. Jaskol........................        5,550(b)(c)(d)             *
   W. J. Knox..........................         1,125(c)(d)               *
   L. W. Law, Jr.......................          35,367(f)               .2
   C. R. Messer........................         57,876(e)(f)             .3
   F. C. Raskin........................          52,161(f)               .2
   R. K. Spence........................        5,250(b)(c)(d)             *
   D. B. Stone.........................        4,150(b)(c)(d)             *
   Trustees and Executive Officers as a
    Group (14 persons).................    695,704(b)(c)(d)(e)(f)       3.0%

----------
 * Less than 0.1%.

(a) Except as noted, each Trustee, nominee and executive officer has sole or shared voting and investment power over the shares owned.

(b) Figures for Mr. Frankenheim and Ms. Spence each include 2,000 shares awarded under Restricted Stock Plan for Non-Employee Trustees; figure for Mr. Jaskol includes 1,600 such shares; figure for Mr. Stone includes 1,200 such shares; figure for Mr. Barker includes 800 such shares; figure for Mr. Curtin includes 400 such shares; and figure for Trustees and executive officers as a group includes 8,000 such shares.

(c) Figures do not include the following Share Units held under the Deferred Compensation Plan for Trustees: Mr. Barker, 609; Mr. Curtin, 1,982; Mr. Frankenheim, 7,331; Mr. Jaskol, 2,898; Mr. Knox, 1,448; Ms. Spence, 609 and Mr. Stone, 1,948.

(d) Figures include, as of April 27, 1999, 2,950 shares which may be acquired through the exercise of stock options for each of Messrs. Barker, Frankenheim, Jaskol and Stone and Ms. Spence, 2,400 shares which may be acquired through the exercise of stock options by Mr. Curtin, 1,025 shares which may be acquired through the exercise of stock options by Mr. Knox and 27,700 shares which may be acquired through the exercise of stock options by Mr. Clayton.

(e) Figures include the following shares owned by spouse or held by spouse as custodian for children: Mr. Ives, 5,000, Mr. Clayton, 44,714 and Mr. Messer, 7,400.

(f) Figures include the following shares which executive officers have the right to acquire as of April 27, 1999 through the exercise of employee stock options: Mr. Ives, 294,000; Mr. Raskin, 30,900; Mr. Messer, 24,200; Mr. Flaherty, 26,200; Mr. Law, 20,000; and Trustees and executive officers as a group, 441,175.

                      COMPENSATION OF EXECUTIVE OFFICERS

   The following table sets forth certain information concerning the compensation of the Association's chief executive officer and its five most highly compensated other executive officers (the "Named Executive Officers") with respect to the Association's last three completed fiscal years:

                          Summary Compensation Table

                                                       Long Term
                                                      Compensation
                                                        Awards
                                                      ------------
                                 Annual Compensation
                                ---------------------  Securities
                                                       Underlying   All Other
                                     Salary  Bonus(a) Options/SARs Compensation
Name and Principal Position     Year   ($)     ($)        (#)          ($)
---------------------------     ---- ------- -------- ------------ ------------
J. Atwood Ives................. 1998 749,603 204,792     19,000       11,964(b)
 Chairman and Chief             1997 720,627  98,377     20,000       13,468
 Executive Officer              1996 693,138 356,383     17,000       13,284

Fred C. Raskin(c).............. 1998 356,767  42,390     32,000        2,167(d)
 President and Chief            1997 308,309  34,796      7,500        2,055
 Operating Officer              1996 296,450  95,912      8,500        2,037

Chester R. Messer.............. 1998 336,750 138,957      7,000        5,839(b)
 Senior Vice President;         1997 323,558 160,063      7,500        5,578
 President of Boston            1996 308,523 146,630      7,000        4,960
 Gas Company and Essex Gas
 Company

Walter J. Flaherty............. 1998 276,263  76,865      7,000        2,500(d)
 Senior Vice President          1997 265,619  59,040      7,500        2,375
 and Chief Financial Officer    1996 255,524 109,161      7,500        2,250

L. William Law, Jr............. 1998 227,654 109,309      5,500        2,500(d)
 Senior Vice President,         1997 218,883  50,307      6,000        2,375
 General Counsel and Secretary  1996 210,484  89,917      6,000        2,052

Richard R. Clayton(e).......... 1998 348,199  51,503     12,000(e)   250,156(f)
 President and Chief            1997 495,364  80,099     13,000        9,266
 Operating Officer              1996 476,473 244,663     10,000        9,123

--------
(a) Amounts shown represent awards under the Association's Executive Incentive Compensation Plan, which in each case were paid in cash and in shares of the Association's Common Stock. Such amounts were earned in the fiscal year shown but paid in the subsequent fiscal year.

(b) Amounts shown represent employer contributions in the amount of $2,181 and $2,400 under the Association's Retirement Savings 401(k) Plan and $9,783 and $3,439 under the Association's Deferred Compensation Plan for Messrs. Ives and Messer, respectively.

(c) Mr. Raskin became President and Chief Operating Officer of the Association effective September 1, 1998. Prior to that date he served as Senior Vice President of the Association and President of Midland Enterprises Inc.

(d) Amounts shown represent employer contributions under the Association's Retirement Savings 401(k) Plan.

(e) Mr. Clayton retired as President and Chief Operating Officer of the Association effective August 31, 1998.

(f) Amount shown represents employer contributions in the amounts of $2,177 under the Association's Retirement Savings 401(K) Plan and $3,645 under the Association's Deferred Compensation Plan and $244,333 in payments pursuant to a letter agreement discussed on page 14.

   The following table sets forth certain information concerning non-qualified stock options granted to the Named Executive Officers during 1998 under the Association's 1995 Stock Option Plan:

                       Option Grants in Last Fiscal Year

                                       Individual Grants
                         -----------------------------------------------
                                                                          Potential Realizable Value
                         Number of     % of Total                           at Assumed Annual Rates
                         Securities     Options     Exercise              of Stock Price Appreciation
                         Underlying    Granted to    or Base                  for Option Term(a)
                          Options      Employees      Price   Expiration --------------------------------
Name                     Granted(#)  in Fiscal Year ($/share)    Date     0%($)    5%($)        10%($)
----                     ----------  -------------- --------- ---------- -----------------    -----------
J. Atwood Ives..........   19,000(b)       9.0%      $43.59    2/25/08        0    541,283(c)   1,352,479(c)
Fred C. Raskin..........    7,000(b)       3.3        43.59    2/25/08        0    199,420(c)     498,282(c)
                           25,000(d)      11.9        39.47    9/01/08        0    620,543(e)   1,572,578(e)
Chester R. Messer.......    7,000(b)       3.3        43.59    2/25/08        0    199,420(c)     498,282(c)
Walter J. Flaherty......    7,000(b)       3.3        43.59    2/25/08        0    199,420(c)     498,282(c)
L. William Law, Jr......    5,500(b)       2.6        43.59    2/25/08        0    156,687(c)     391,507(c)
Richard R. Clayton......   12,000(f)       5.7        43.59    2/25/08        0    341,863(c)     854,197(c)

----------
(a) The potential realizable values presented in this table use the hypothetical rates of appreciation prescribed by regulations of the Securities and Exchange Commission, and are not intended to project rates of future appreciation in the value of the Association's Common Stock.

(b) Figures represent options granted without SARs. Each such option becomes exercisable at the rate of 20% per year, commencing February 25, 1999.

(c) The assumed 5% and 10% annual rates of appreciation would result in prices for the Association's Common Stock increasing to $72.08 and $114.77 per share, respectively, by February 25, 2008.

(d) Figure represents options granted without SARs. Option becomes exercisable at the rate of 20% per year, commencing September 1, 1999.

(e) The assumed 5% and 10% annual rates of appreciation would result in prices for the Association's Common Stock increasing to $64.29 and $102.38 per share, respectively, by September 1, 2008.

(f) All of these options were canceled on August 31, 1998 upon Mr. Clayton's retirement.

   The following table sets forth certain information regarding the options exercised during fiscal year 1998, and the number and value of outstanding options and SARs in tandem with options held as of December 31, 1998, by Named Executive Officers under the Association's Stock Option Plans (no SARs in tandem with options have been granted since 1991):

                          Year-End Option/SAR Values

                                                            Number of
                                                      Securities Underlying     Value of Unexercised
                                                    Unexercised Options/SARs  In-the-Money Options/SARs
                           Shares                        At 12/31/98(#)           at 12/31/98($)(b)
                         Acquired on     Value      ------------------------- -------------------------
Name                     Exercise(#) Realized($)(a) Exercisable/Unexercisable Exercisable/Unexercisable
----                     ----------- -------------- ------------------------- -------------------------
J. Atwood Ives..........       --            --          285,800/55,200(c)        4,733,540/422,900(c)
Fred C. Raskin..........       --            --           23,600/47,200             360,477/280,918
Chester R. Messer.......   15,000       256,332           17,100/21,400             264,702/169,088
Walter J. Flaherty......       --            --           19,200/21,500             293,777/167,438
L. William Law, Jr......       --            --           14,700/16,700             214,589/126,600
Richard R. Clayton......   25,000       498,500           27,700/0                  434,135/0

----------
(a) The amount "realized" reflects the appreciation on the date of exercise (based on the excess of the fair market value of the shares on the date of exercise over the exercise price).
(b)  All values are based on $43.75, the closing price on December 31, 1998.
(c)  Figures represent options without SARs. No SARs have been granted to J.
     A. Ives.

   The following table sets forth estimated annual benefits payable upon retirement in specified compensation and years of service categories under qualified retirement plans maintained for salaried employees of the Association and certain subsidiaries (the "Retirement Plans") and the Association's non- qualified Supplemental Executive Retirement Plan (the "SERP") maintained for all executive officers and certain other officers of the Association and its subsidiaries:

                              Pension Plan Table

                                        Estimated Annual Retirement Benefits
                                            Based on Years of Service(b)
                                    --------------------------------------------
   Remuneration(a)                     15       20       25       30       35
   ---------------                  -------- -------- -------- -------- --------
   $  100,000.....................  $ 42,500 $ 50,000 $ 50,000 $ 50,000 $ 50,000
      200,000.....................    85,000  100,000  100,000  100,000  100,000
      300,000.....................   127,500  150,000  150,000  150,000  150,000
      400,000.....................   170,000  200,000  200,000  200,000  200,000
      500,000.....................   212,500  250,000  250,000  250,000  250,000
      600,000.....................   255,000  300,000  300,000  300,000  300,000
      700,000.....................   297,500  350,000  350,000  350,000  350,000
      800,000.....................   340,000  394,000  394,000  394,000  394,000
      900,000.....................   382,500  394,000  394,000  394,000  394,000
    1,000,000.....................   394,000  394,000  394,000  394,000  394,000

--------
(a) The compensation covered by the Retirement Plans and the SERP is the average annual compensation (whether or not deferred under deferred compensation or savings plan) for the highest five years in the ten years preceding retirement, based on the annual salary rate plus 100% of bonuses and incentive awards earned (whether payable in cash or stock), not including any amounts with respect to options, SARs or restricted stock awards. Benefits under the SERP vest with regard to any eligible officer with a change of control severance agreement who is terminated under circumstances entitling him or her to severance in connection with a change of control, regardless of age. However, benefits would not be paid until age 55, if the officer is less than 55 years of age at vesting.

(b) The benefits set forth in these columns assume that the participant elects a straight life annuity with five years certain. Such benefits are shown before deductions for 50% of Social Security benefits and other applicable offsets. In general, Federal law limits the annual benefit payable under the Retirement Plans to a participant at age 65, calculated in the form of a life annuity (with no period certain), to a specified amount ($130,000, adjusted as of January 1, 1999). Not being subject to limitations imposed on the Retirement Plans by Federal law, the SERP provides for annual benefits equal to up to one-half of covered compensation, provided that annual benefits under the SERP, before offset for annual benefits received under the Retirement Plans, may not exceed three times the $130,000 limit, as such limit may from time to time be increased. Years of service credited under the Retirement Plans and years of service as an officer credited under the SERP through 1998 for the Named Executive Officers were as follows: J.A. Ives, 14 and 14; F.C. Raskin, 21 and 20; C.R. Messer, 35 and 22; W.J. Flaherty, 27 and 15; L.W. Law, Jr., 23 and 23 and R.R. Clayton, 20 and 20. Years of service for J.A. Ives is determined in accordance with his employment agreement described on pages 13 to 14 hereof. Mr. Clayton retired as President and Chief Operating Officer of the Association effective August 31, 1998.Years of service for him are determined in accordance with his former employment agreement. Years of service under the SERP for F.C. Raskin, C.R. Messer, W.J. Flaherty and L.W. Law, Jr. equal years of service as an officer of the Association or a subsidiary.

                           COMPENSATION OF TRUSTEES

   During 1998, each Trustee of the Association who was not an officer of the Association received cash retainer fees at an annual rate of $10,000. The Chairman of each of the Audit, Compensation and Nominating Committees received an annual retainer fee of $4,000. In addition, each such non-officer Trustee received $1,000 for each meeting session of the Board of Trustees and each standing committee meeting session he or she attended in person and $500 for each meeting attended by telephone. Prior to April 1, 1998, Trustees also received committee membership retainer fees of $1,200 for each committee of which he or she was a member and $1,000 for each Board or committee meeting attended by telephone. The Association also reimburses Trustees' travel expenses for attendance at meetings. The Association's intent in recent years has been to increase the proportion of compensation to Trustees for their services in the form of Common Stock of the Association.

   The Association's 1996 Non-Employee Trustees' Stock Option Plan provides for annual grants of options to purchase 1,500 shares of the Association's Common Stock to each Trustee who at the time of grant serves as a Trustee but is not and has not been an employee of the Association or any of its subsidiaries for five years. This amount was increased from 1,100 shares effective in 1998. Options are granted on the day following the Annual Meeting of Shareholders through the day following the 2000 Annual Meeting; provided that any eligible Trustee who joins the Board of Trustees of the Association at a time between regular option grant dates will receive an option for 750 shares upon joining the Board. This amount was increased from 550 shares effective in 1998. The exercise price of all options granted under such Plan will be the fair market value of the Association's Common Stock on the date of grant. All options issued under the Plan become exercisable as to one-half of the shares subject to the option on each of the first and second anniversaries of the grant date. The latest date on which an option may be exercised is the tenth anniversary of its grant date. Pursuant to such Plan, options to purchase 1,500 shares of the Association's Common Stock were granted on April 23, 1998 to each Trustee other than J. A. Ives and R. R. Clayton.

   The Association maintains a Deferred Compensation Plan for Trustees under which Trustees' cash fees may be deferred at the election of participants. Participants may elect to credit amounts deferred to a Cash Account or to a Share Unit Account. Interest based on the prime rate plus 1% (determined on the first day of each calendar quarter) is credited to Cash Accounts at the end of each calendar year. Amounts credited to Share Unit Accounts are converted to Share Units based on the fair market value of the Association's Common Stock on the deferral date. Additional Share Units are credited to reflect dividends on shares of such stock. Each Trustee receives a credit of 150 share units to his or her Share Unit Account each quarter pursuant to an amendment to this plan, which was adopted in 1998 to replace the Association's Restricted Stock Plan for Non-Employee Trustees, which expired in 1997. The balance in a participant's Cash Account and Share Unit Account will be paid to him or her, or to his or her beneficiary, in cash only, in a lump sum or installments when he or she ceases to be a Trustee, or if he or she experiences serious financial hardship.

   The Association provides term life insurance to each non-employee Trustee in the amount of $50,000.

   Samuel Frankenheim, a Trustee of the Association, is counsel to Ropes & Gray, a Boston law firm which provided legal services to the Association and its subsidiaries during 1998, and which is expected to continue providing legal services to them during 1999. Fees paid for such services during 1998 were less than 5% of such law firm's 1998 gross revenues.

                           TERMINATION OF EMPLOYMENT
                      AND CHANGE OF CONTROL ARRANGEMENTS

   The Association has change of control agreements with each of the named executive officers of the Association, other than Mr. Clayton. These agreements provide that the executive will remain in the employment of the Association for the period commencing six months prior to a change of control (as defined therein) (the "Effective Date") through the date ending 24 months after such change of control, unless terminated by the Association (or Boston Gas Company in the case of Mr. Messer) or the executive. During such period, the Association (or Boston Gas Company in the case of Mr. Messer) will pay the executive the same level of salary and provide or make available the same bonuses, benefits and perquisites that the executive received immediately prior to the Effective Date.

   If employment of the officer is terminated by the Association (or Boston Gas Company in the case of Mr. Messer) other than for cause (as defined in such agreements, generally including conviction of a felony or an act of fraud or dishonesty), death or disability or if terminated by the executive for good reason (as defined in such agreements, generally including diminishment of authority, responsibility or compensation or relocation), the executive is entitled to receive a lump sum severance payment equal to the sum of (a) three times the executive's annual compensation in effect immediately prior to termination or immediately prior to the Effective Date, if greater, (b) three times the executive's target benefits under annual bonus or incentive plans in which the executive was participating for the period including termination or immediately prior to the Effective Date, if greater, (c) the pro rata portion of the executive's target benefits for the bonus or incentive periods that include the date of termination for any such plans in which the executive was participating and (d) any salary, bonuses or other payments earned but not yet paid at the termination date. The executive and his family members will also be entitled to participate in the welfare benefit plans that were available to them immediately prior to termination or immediately prior to the Effective Date, whichever has greater benefits, for 36 months following termination.

   In addition to the foregoing, all restricted stock and stock options held by the executive will become fully vested upon a change of control of the Association. Further, benefits under the SERP will be calculated by including the above termination payments and will vest with regard to the named executive officers of the Association upon a change in control, as discussed in Footnote (a) on page 11.

   Each contract provides that if the amounts to be paid to the executive upon termination discussed above exceed amounts established under the Internal Revenue Code and would result in additional tax liability under the "parachute" tax rules of the Internal Revenue Code of 1986, as amended (the "Code"), such amounts will be reduced as required in order to prevent the necessity of paying such additional taxes. However, the contracts with the named executive officers, other than Mr. Ives, also provide that if such amounts paid upon termination, as reduced, would result in there being a reduction of more than 10% of the executive's total "parachute payment" (as defined in Section 280G(b)(2) of the Code) or would not eliminate the incurrence of such additional taxes, this limitation will not apply and the Association (or Boston Gas in the case of Mr. Messer) will pay all such additional taxes ("Gross-Up Payments") and all taxes on such Gross-Up Payments.

   The Association has also entered into an employment agreement with Mr. Ives dated November 27, 1991, and an employment agreement with Mr. Raskin dated September 1, 1998, under which, if the employment of either such officer is terminated by the Association otherwise than for cause (as defined in such agreements, generally including malfeasance or misfeasance), or if employment of either such officer is terminated by the officer for good reason (as defined in such agreements, generally including diminishment of authority, responsibility, or cash compensation opportunities), whether or not following a change of control, he will be entitled in either such event to receive income equal to the salary rate in effect at the time of such termination, together with continuation of certain medical and other benefits. Subject to certain limitations, such income and benefits would continue for thirty-six months in the case of Mr. Ives and twenty-four months in the case of Mr. Raskin. If such termination occurs after a change of control and the change of control agreement discussed above also applies, Mr. Ives may elect the salary continuation or other benefit provisions contained in his change of control agreement discussed above or the employment agreement referred to in this paragraph, but shall not be entitled to a duplication of any such benefit under both agreements. Mr. Raskin's agreement provides that he would receive salary continuation or other benefit provisions under the change of control agreement only if terminated following a change of control. Mr. Raskin's agreement (as does his change in control agreement discussed above) also entitles him to retain the use of his company car for the twenty-four month period following termination. Mr. Ives' employment agreement established his initial salary rate at $600,000 per year, subject to review and adjustment by the Compensation Committee. In addition, under such employment agreements, Mr. Ives will be credited with five years of service under the Association's Retirement Plan and SERP for his first year of employment and one and one-half years of service for each year of employment thereafter. Mr. Raskin's benefits under the SERP will vest if he is terminated before he reaches age 55, with payments commencing once he reaches age 55.

   The Association entered into a letter agreement with Mr. Clayton dated May 22, 1998, pursuant to which, effective August 31, 1998, Mr. Clayton agreed to retire as President and Chief Operating Officer of the Association, remain on the Board of Trustees, and serve as consultant to the Association through August 31, 1999. Pursuant to this agreement, Mr. Clayton received a payment of $175,000 and $51,503 as a pro rata share of his 1998 incentive award under the Association's Executive Incentive Compensation Plan, and during the one-year period ending August 31, 1999, is receiving consulting fees of $208,000, plus reimbursement of reasonable expenses.

   The Association has established a trust to make payments to certain officers of the Association and its subsidiaries under the Association's SERP, its 1994 Deferred Compensation Plan for officers and its Supplemental Retirement Plan for Certain Officers and payments to Trustees under the Association's former Retirement Plan for Non-Employee Trustees and its Deferred Compensation Plan for Non-Employee Trustees, and makes contributions to such trust from time to time. Such Plans provide that upon a change of control (as defined therein), the Association is obligated to fund such trust fully by depositing therein sufficient funds to pay the present value of all benefits to those who have retired prior to the change of control, plus the present value of all retirement benefits that would be payable if all eligible officers and Trustees had retired prior thereto, plus the aggregate of the account balances under such deferred compensation plans. As of January 29, 1999, the balance held in such trust was approximately $14 million.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Ownership of and certain transactions in the Association's Common Stock by executive officers, Trustees and certain other persons are required to be reported to the Securities and Exchange Commission pursuant to Section 16 of the Exchange Act. Based upon a review of the information provided to the Association, all persons subject to these reporting requirements filed the required reports on a timely basis during 1998.

                         COMPENSATION COMMITTEE REPORT

   The duties of the Compensation Committee include approval of salary and other compensation arrangements for the Association's officers, and administration of the Association's incentive and stock plans, including the Executive Incentive Compensation Plan and the Stock Option Plans.

Executive Officer Compensation

   The Committee's policy with respect to approving 1998 executive officer compensation was to establish base salaries and annual incentive compensation opportunities and to grant stock options which, in the judgment of the Committee, were appropriate to provide fair compensation, to enable the Association to attract and retain executives with abilities and experience necessary to implement the Association's objectives, and to create incentives for high levels of individual performance, consistent with attainment of the financial goals and the overall best interests of the Association. The Committee's judgments were based on an assessment of each executive officer's current and past performance, his or her business experience and level of responsibilities, information concerning compensation paid to executive officers at similarly-sized companies, annual compensation increases at such companies and recommendations and advice from the Association's chief executive officer and chief operating officer concerning compensation levels for other officers. The Committee's decisions were not based on any established formulas with respect to weighting of the foregoing factors or the effect of any particular factor on any component of an executive officer's compensation, except to the extent that annual bonuses are determined in accordance with the factors described below. Information concerning compensation levels at similarly-sized companies reviewed by the Committee consisted of data as provided in previous years by Hewitt Associates, a management consulting firm, concerning total compensation and the components thereof (salary, annual bonus and long-term compensation), and year-to-year compensation increases for officers of companies having levels of total revenues approximately the same as that of the Association and for overall industry practice. The comparator data provided by Hewitt Associates was based on a number of surveys covering companies representing a broad cross-section of U.S. industries. For 1998, base salaries and variable incentive compensation opportunities for executive officers of the Association as a group (including for the CEO) were targeted at levels which would cause total annual compensation (i.e., base salary and bonus) of executive officers to average at about the median for such group. Actual total compensation would fall below or exceed the comparator group median to the extent the Association's financial performance either fell substantially below or substantially exceeded the financial performance targets established in the 1998 annual bonus program. The comparator group data previously provided by Hewitt Associates also suggested that annual long-term compensation grants would be appropriate so that levels of total compensation (including long-term compensation) of the Association's executive officers would approximate average total compensation levels for similar positions at companies in the survey group. With this information in mind, the Committee granted non-qualified stock options in February 1998 to the Association's executive officers. (Additional options were granted to Mr. Raskin when he was promoted to President of the Association in September 1998.) Such options were granted without stock appreciation rights, and at an exercise price equal to the fair market value of the Association's Common Stock on the date of grant. In determining the size of option grants, the Committee considered recommendations of management and prior advice from Hewitt Associates.

   It was the Committee's judgment in establishing 1998 annual incentive opportunities for executive officers that (i) more senior executive officers should receive a larger portion of their potential total compensation in the form of variable incentive awards than less senior executive officers; (ii) appropriate maximum potential incentive awards for executive officers, expressed as a percentage of salary, are 60% (for the chief executive officer and chief operating officer), and 50% (for other executive officers), reflecting the Committee's judgment as to an appropriate mix of base and incentive compensation for executive officers at each level; (iii) a higher percentage of incentive compensation opportunities for more senior executive officers should be based on financial performance of the Association and a lesser percentage of such incentive opportunities should be based on individual performance, than for less senior executive officers and other officers of the Association and its subsidiaries; and (iv) 50% of any annual incentive payment should be made in shares of the Association's Common Stock. In accordance with such policy, the Committee approved 1998 award opportunities under the Association's Executive Incentive Compensation Plan equal to up to 60% (in the case of the CEO and the COO positions) or 50% (in the case of other executive officer positions) of individual salaries. No portion of the bonus opportunity relating to financial performance (i.e., 75% of the potential annual bonus amount in the case of Mr. Ives, 70% in the case of Messrs. Clayton, Messer and Raskin and 67% for the other executive officers) could be earned unless minimum pre-tax income performance goals were met by the Association or, in the case of executive officers who are subsidiary presidents, by the subsidiary. The minimum pre-tax income level in 1998 for the Association and for its subsidiaries was equal to the greater of
(i) 85% the target financial goal, and (ii) the applicable 1997 adjusted financial results. As a result, the minimum financial target for the Association in 1998 was 94% of the Association's 1998 financial goal, and the minimum financial targets for Boston Gas and Midland Enterprises in 1998 were 93% and 85%, respectively, of their 1998 target financial goals. At such minimum levels, the financial performance award would equal 58%, 56% and 20% of the potential financial performance opportunity for the Association, Boston Gas and Midland Enterprises, respectively. (The financial award opportunity for Mr. Raskin, who became President of the Association on September 1, 1998, after serving as President of Midland Enterprises, was pro rated for the year.) Upon achievement of the targeted pre-tax income goals, which were set at levels at which there was an estimated 50% chance of achievement, the bonus award would equal 66 2/3% of the potential financial performance bonus opportunity, with additional bonus amounts being earned to the extent that pre-tax income levels exceeded the target level up to an established maximum pre-tax income level, at which point the full financial performance bonus opportunity would be earned. The portion of the annual bonus opportunity based on achievement of individual management objectives could be earned by an executive officer independent of the achievement of the financial goals, so long as minimum financial results equal to 50% of the targeted levels were achieved. The Committee's intent in establishing these management objectives was that only outstanding performance by an executive officer would qualify such officer to earn in excess of 75% of his or her management performance bonus. Finally, the award opportunities provided that the Committee be given authority in its judgment to approve discretionary awards in the event that equity should so require. A discretionary award could not exceed the maximum potential award for any officer.

   Neither the Association nor its subsidiary, Midland Enterprises Inc., was successful in reaching the minimum pre-tax income goals established for 1998. The Association's subsidiary, Boston Gas Company, did exceed its minimum pre-tax income goal. As a result, none of the Association's executive officers, other than Mr. Messer, President of Boston Gas Company, earned an annual bonus for 1998 based on achievement of financial performance goals. Each of the Association's executive officers did receive a bonus based on achievement of individual management objectives for 1998. In addition, each of Messrs. Ives, Messer, Flaherty and Law received a discretionary award.

   As in previous years, the bonus payments to executive officers (other than the discretionary award to Mr. Ives discussed below) were made 50% in shares of the Association's Common Stock (valued as of the time that the awards are approved by the Committee based on the average of the high and low trading prices for the previous five business days) and 50% in cash. In this regard, cash is withheld by the Association from the cash portion of the bonus to cover state and federal tax withholding requirements relating to an individual's total bonus award. As a result, after-tax bonus awards received by executive officers in the incentive plan are primarily in the form of shares of the Association's stock.

   Section 162(m) of the Internal Revenue Code disallows tax deductions for certain compensation paid by a public company to its chief executive officer or any other executive officer named in its proxy statement compensation tables, to the extent such compensation exceeds $1 million in any year. None of such officers received taxable compensation from the Association in excess of $1 million in 1998, and the Committee does not anticipate that such limitation will affect deductibility of any compensation paid to the Association's executive officers for 1999. With respect to Mr. Ives, in particular, the salary component of his total compensation may be exempt from such $1 million limitation under applicable rules because it is paid pursuant to a written binding agreement executed prior to February 17, 1993. Moreover, taxable income resulting from the exercise of outstanding stock options issued under the Association's 1982 and 1995 Stock Option Plans would also be exempt from the $1 million limitation under applicable rules. Finally, the Committee has adopted a policy under which any executive officer whose compensation subject to Section 162(m) would exceed $1 million in any year is encouraged to defer, if reasonably possible, all or a portion of his or her annual incentive compensation for such year to the extent necessary to avoid loss of the Association's tax deduction for such executive's compensation.

CEO Compensation

   During 1998, Mr. Ives was paid a base salary, effective from February 1, 1998, at an annual rate equal to $751,200. Prior to February 1, 1998, Mr. Ives' base salary had been set at $722,300 since February 1, 1997. Mr. Ives' base salary is provided for in his employment agreement with the Association, described elsewhere in this proxy statement.

   In addition to his base salary, Mr. Ives was granted an incentive bonus opportunity in 1998, as described above, under the Association's Executive Incentive Compensation Plan. Of Mr. Ives' potential award under such plan, 75% was based on the achievement by the Association of specific pre-tax income levels for 1998 and 25% of such bonus opportunity was based on the achievement by Mr. Ives of management objectives approved for him by the Compensation Committee. Mr. Ives' objectives were to re-examine the Association's major strategic initiatives in view of market, regulatory and operating changes and position the Association to capitalize on emerging opportunities, such as consolidation in the gas distribution and other businesses in which the Association is engaged; to implement senior management succession changes at the Association and its subsidiaries; to evaluate and monitor the Association's new, start-up operations; and to resolve the Association's Coal Act liabilities.

   Because the Association's pre-tax income performance for 1998 failed to meet the minimum pre-tax financial performance goal, Mr. Ives was not entitled to a payment under the financial performance portion of his award opportunity. However, the Committee, after consultation with the other non-management members of the Board of Trustees, determined that Mr. Ives' overall achievement of his 1998 management objectives equaled 93% of the maximum potential achievement, and that Mr. Ives was therefore entitled to a payment of $104,792 under the portion of his award opportunity based on management objectives. Under the terms of the 1998 incentive program, 50% of Mr. Ives' total non-discretionary incentive award of $104,792 was paid in shares of the Association's Common Stock and 50% was paid in cash. In recognition of Eastern achieving major strategic objectives during 1998, Mr. Ives also received a discretionary award of $100,000 paid in shares of the Association's Common Stock.

   As described above, during 1998, Mr. Ives was granted a non-qualified stock option to purchase 19,000 shares of the Association's Common Stock at a price of $43.59 per share, equal to the fair market value of such stock on the date of grant.

   No member of the Compensation Committee is a current or former officer or employee of the Association or any of its subsidiaries.

Respectfully submitted,

Compensation Committee Members

Rina K. Spence, Chairperson
James R. Barker
John D. Curtin, Jr.
Leonard R. Jaskol

                               PERFORMANCE GRAPH

   The following graph compares the cumulative total shareholder return on the Association's Common Stock to the cumulative total return of the S&P 500 Index and the Edward D. Jones ("EDJ") Diversified Gas Index over a five year period ending December 31, 1998:

                           COMPARISON OF FIVE-YEAR
                          CUMULATIVE TOTAL RETURN(a)

                                            EDJ
Measurement Period           EASTERN        DIVERSIFIED   S&P
(Fiscal Year Covered)        ENTERPRISES    GAS INDEX(b)  500 INDEX
-------------------          -----------    ---------     ----------
Measurement Pt-1993          $100.00        $100.00      $100.00
FYE 1994                     $108.73        $ 88.64      $101.36
FYE 1995                     $152.71        $117.33      $139.31
FYE 1996                     $159.76        $147.80      $171.21
FYE 1997                     $212.34        $185.24      $228.25
FYE 1998                     $214.44        $170.68      $293.35


----------
(a) Based on an initial investment of $100 with dividends reinvested quarterly.

(b) The EDJ Diversified Gas Index is comprised of companies with at least 30 percent, but less than 90 percent, of their operating revenues derived from natural gas distribution.

                  CERTAIN TRANSACTIONS AND OTHER DISCLOSURES

   The following table sets forth information with respect to indebtedness of executive officers of the Association to the Association in excess of $60,000 since January 1, 1998.

                                                     Largest Aggregate                         Weighted
                                                   Amount of Indebtedness     Amount of        Average
                                                       Outstanding at       Indebtedness       Rate of
                                                       any Time Since     Outstanding as of Interest Being
Name and Relationship to the Association              January 1, 1998     February 25, 1999   Charged(a)
----------------------------------------           ---------------------- ----------------- --------------
J. Atwood Ives....................................        $636,382(b)         $636,382           5.03%(c)
 Chairman and Chief Executive Officer
Fred C. Raskin....................................         295,000(d)                0           4.26%
 President and Chief Operating Officer
Chester R. Messer.................................         243,949(b)          243,949           5.34%(c)
 Senior Vice President; President of Boston
 Gas Company and Essex Gas Company
Walter J. Flaherty................................         176,267(b)          176,267           5.59%(c)
 Senior Vice President and Chief Financial Officer
L. William Law, Jr................................         115,977(b)          115,977           5.54%(c)
 Senior Vice President, General Counsel
 and Secretary
Richard R. Clayton................................         284,621(b)                0           5.64%(c)
 President and Chief Operating Officer

----------
(a) The interest rate as determined by the Compensation Committee of the Board of Trustees, is the Applicable Federal Rate for short-term obligations under Section 1274 of the Internal Revenue Code, as published in the Internal Revenue Bulletin at the time the loan is made. Interest is payable quarterly on such loans.

(b) Indebtedness was incurred by the indicated executive officers under the Association's executive stock purchase loan program pursuant to which officers of the Association and its subsidiaries may borrow up to the amount of their individual base salaries solely to purchase shares of the Association's Common Stock and/or pay for expenses and taxes related to such purchases. Each of the stock purchase loans described in the table was made on an unsecured basis and is payable seven months after demand.

(c) The interest rate shown in the table is the weighted average interest rate for such loan.

(d) Indebtedness incurred as part of relocation assistance. Such amount was loaned by the Association on an unsecured basis and has been paid in full.

   Spence Centers for Women's Health, which were owned by RKS Health Ventures Corporation, were acquired by Brigham and Women's Hospital in 1998. Subsequent to the tenure of Rina K. Spence (a Trustee of the Association) as an executive officer, RKS Health Ventures Corporation made an assignment of its remaining assets for the benefit of creditors under Massachusetts law on February 11, 1998.

                             INDEPENDENT AUDITORS

   The firm of Arthur Andersen LLP has been selected by the Board of Trustees to act as independent auditors of the Association and its subsidiaries for the year 1999. The Association has been advised by such firm that neither it nor any member thereof has any financial interest in or financial relationship with the Association or its subsidiaries. Representatives of Arthur Andersen LLP are expected to be present at the 1999 Annual Meeting and will have the opportunity to make a statement if they desire to do so and be available to respond to appropriate questions.

                           EXPENSES OF SOLICITATION

   The expenses of making this solicitation will be paid by the Association, which may solicit proxies by mail, telephone, telegraph or personal interview. The Association will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners.

                             SHAREHOLDER PROPOSALS

   Shareholder proposals intended to be presented at the 2000 Annual Meeting of Shareholders must be received at the Association's principal executive offices no later than November 19, 1999.

   If a proponent fails to notify the Association by February 2, 2000 of a proposal for consideration at the 2000 Annual Shareholders Meeting, then the proxies named by management with respect to that meeting shall have discretionary voting authority with respect to that proposal.

                                 OTHER MATTERS

   If sufficient votes in favor of any of the proposals set forth in the attached Notice of Annual Meeting of Shareholders are not received by the time scheduled for the meeting, the persons named as proxies may propose one or more adjournments of the meeting for a period or periods of not more than 30 days in the aggregate to permit further solicitation of proxies with respect to any of such proposals. Any adjournment will require the affirmative vote of a majority of the votes cast on the question in person or by proxy at the session of the meeting to be adjourned. The persons named as proxies will vote in favor of adjournment with respect to any proposal, those proxies which they are entitled to vote in favor of such proposal. They will vote against adjournment with respect to any proposal those proxies required to be voted against such proposal. The Association will pay the costs of any additional solicitation and of any adjourned session.

   A shareholder requested that the Association include in its Proxy Statement a proposal for action by shareholders at the Annual Meeting of Shareholders to amend the Association's Declaration of Trust to prohibit the Board of Trustees from adopting a shareholder rights plan or issuing rights under any plan unless the plan is first approved by the shareholders and mandating that the Association take action to redeem outstanding rights under any existing shareholder rights plan. The Association declined to include the shareholder proposal in the Proxy Statement because the proposal was not a proper subject for action by shareholders under the Declaration of Trust. The proposal has not been included in the Notice of the Annual Meeting of Shareholders. If for any reason the shareholder proposal is required to be acted upon, it is the intention of the persons named in the enclosed form of proxy to vote said proxy against the proposal, unless instructed to the contrary.

   Except as otherwise disclosed in this Proxy Statement, the Board of Trustees does not know of any business to be presented for action by the shareholders in addition to those items appearing in the notice of the meeting. However, if any additional matters properly come before the meeting, or any adjournment thereof, it is the intention of the persons named in the enclosed form of proxy to vote said proxy in accordance with their judgment in such matters unless instructed to the contrary.

   Reference is hereby made to the Declaration of Trust establishing Eastern Enterprises dated July 18, 1929, as amended, a copy of which is on file in the office of the Secretary of The Commonwealth of Massachusetts. The name "Eastern Enterprises" refers to the Trustees under said declaration as Trustees and not personally; and no Trustee, shareholder, officer or agent of Eastern Enterprises shall be held to any personal liability in connection with the affairs of said Eastern Enterprises, but the trust estate only is liable.

                                                            EASTERN ENTERPRISES

March 18, 1999

                                                                      3690-PS-99

Eastern Enterprises

              Proxy Solicited on Behalf of the Board of Trustees
                 for Annual Meeting, Wednesday, April 28, 1999

     I (We) hereby appoint J.A. Ives and F.C. Raskin and each of them as proxies, with full power of substitution to each, to act and vote in the name of the undersigned with all the powers that the undersigned would possess if personally present, on all matters, including the election of Trustees, which may come before the April 28, 1999 Annual Meeting of the Shareholders of Eastern Enterprises and any adjournment of such meeting.

     You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Trustees' recommendation. This proxy when properly executed and presented will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR election of the Trustee nominees.

-------------                                                     -------------
 SEE REVERSE          Continued and to be signed and               SEE REVERSE
   SIDE               and dated on the reverse side.                 SIDE
-------------                                                     -------------

[LOGO OF EASTERN ENTERPRISES]

                     HIGHLIGHTS OF EASTERN'S 1998 RESULTS

        . Eastern continued to execute its strategy of consolidating natural gas distribution companies in New England.

          . Essex Gas Company was acquired as of September 30, 1998, adding 44,000 customers in northeastern Massachusetts.

          . Eastern agreed to acquire Colonial Gas Company, a gas distribution company serving 155,000 customers in northeastern Massachusetts and on Cape Cod.

        . Eastern raised its annual indicated dividend 2.4% to $1.68 per share.

        . The U.S. Supreme Court found the "Coal Act" unconstitutional as applied to Eastern, adding $48.4 million, or $2.13 per share, to 1998's net earnings.

--------------------------------------------------------------------------------
                              THIS IS YOUR PROXY.
                            YOUR VOTE IS IMPORTANT.

        Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the Meeting by promptly returning your proxy (attached below) in the enclosed envelope. Thank you for your attention to this important matter.
--------------------------------------------------------------------------------
                                  DETACH HERE
EST 43A
--------------------------------------------------------------------------------

[X]Please mark
   votes as in
   this example.

THE BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE "FOR" ELECTION OF THE NOMINEES LISTED BELOW.

1. Election of Trustees:                        2. In their discretion, the
   Nominees: John D. Curtin, Jr.                   Proxies are authorized to
   Wendell J. Knox and                             vote upon such other business
   Rina K. Spence                                  as may properly come before
                                                   the meeting or any
                                                   adjournment thereof.

   FOR ALL      WITHHELD FROM
   NOMINEES     ALL NOMINEES
   [   ]        [   ]


[   ]______________________________________
     For all nominees except as noted above

                          MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [   ]


                          Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

                          Please sign exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title.


Signature:_____________ Date:_______ Signature: ________________ Date:__________